Exhibit (j.2)

AMENDMENT

Reference is made to the Global Custodial Services Agreement dated as of January 17, 2012 (the “Agreement”) by and between Citibank, N.A. (the “Custodian”) and each open-ended management investment company listed on Schedule A of the Agreement as amended from time to time (each such investment company , a “Fund” and all such investment companies collectively, the “Client”). References in this Amendment to Rule 17f-5 or to specific provisions of Rule 17f-5 refer to Rule 17f-5 under the Investment Company Act of 1940, as adopted on or before the date hereof. References in this Amendment to Rule 17f-7 or to specific provisions of Rule 17f-7 refer to Rule 17f-7 under the Investment Company Act of 1940, as adopted on or before the date hereof.

Any capitalized term use in but not defined in this Amendment shall have the meaning defined in the Agreement.

(A)	Foreign Custody Manager:

In addition to the duties and obligations of the Custodian under the Agreement, with respect to securities and cash in such jurisdictions as the Custodian provides custody services under the Agreement for the Client, the Client desires to have the Custodian assume and discharge the responsibility of the Client’s board of directors (hereinafter the “Board”) to select, contract with and monitor certain custodians of non-U.S. assets of the Client held by the Custodian pursuant to the Agreement. The Custodian agrees to accept the delegation and to perform the responsibility as provided in this Amendment.

Therefore, the Client on behalf of the Board hereby delegates to the Custodian, and the Custodian hereby accepts the delegation to it, of the obligation to serve as the Client’s “Foreign Custody Manager” (as defined in Rule 17f-5(a)(3) under the Investment Company Act of 1940, as amended from time to time), in respect to the Client’s foreign investments held from time to time by the Custodian with any Subcustodian (as defined in the Agreement) that is an Eligible Foreign Custodian (as defined in Rule 17f-5(a)(1)). Foreign investments are any Securities (as defined in the Agreement) for which the primary market is outside the United States of America.

As Foreign Custody Manager, the Custodian shall:

(1)	select Eligible Foreign Custodians to serve as foreign custodians and place and maintain the Client’s foreign investments with such foreign custodians;

(2)	in selecting an Eligible Foreign Custodian, first determine that foreign investments placed and maintained in the safekeeping of each Eligible Foreign Custodian shall be subject to reasonable care, based on the standards applicable to custodians in the relevant market, after having considered all factors relevant to the safekeeping of such investments including, without limitation, those factors set forth in Rule 17f-5(c)(1)(i)- (iv);

(3)	enter into written agreements with each Eligible Foreign Custodian selected by the Custodian hereunder;

(4)	determine that the written contract with each Eligible Foreign Custodian requires that the Eligible Foreign Custodian will provide reasonable care for the foreign investments, based on the standards applicable to custodians in the relevant market, and that all such contracts, rules, practices and procedures satisfy the requirements of Rule 17f-5(c)(2);

(5)	provide written reports (x) notifying the Board of the placement of foreign investments with each Eligible Foreign Custodian, such reports to be provided at such time as the Board deems reasonable and appropriate, but not less than quarterly, and (y) promptly notifying the Board of the occurrence of any material change in the arrangements with an Eligible Foreign Custodian;

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(6)	monitor the continued appropriateness of (x) maintaining the foreign investments with Eligible Foreign Custodians selected hereunder and (y) the governing contractual arrangements; it being understood, however, that in the event the Custodian shall determine that any Eligible Foreign Custodian would no longer afford the foreign investments reasonable care, the Custodian shall promptly so advise the Client and shall then act in accordance with Instructions (as defined in the Agreement) with respect to the disposition of the foreign investments; and

(7)	exercise such reasonable care, prudence and diligence in serving as the Foreign Custody Manager as the Custodian exercises in performing its responsibility under the Agreement for the safekeeping of the Client’s Securities and Cash.

Nothing in this paragraph shall relieve the Custodian of any responsibility otherwise provided in the Agreement or this Amendment for loss or damage suffered by the Client from an act of negligence or willful misconduct on the part of the Custodian. In the event the Custodian breaches any provision of this Amendment, the Custodian shall be responsible for any loss or damage suffered by the Client only to the same extent the Custodian is liable for losses resulting from any breach of the standard of care specified in the Agreement.

Nothing in this Amendment shall require the Custodian to make any selection on behalf of the Client that would entail consideration of any factor reasonably related to the systemic risk of holding assets in a particular country including, but not limited to, such country’s financial infrastructure and prevailing settlement practices. The Custodian agrees to provide to the Client such information relating to such risk as the Client shall reasonably request from time to time and such other information as the Custodian generally makes available to customers with regard to such countries and risk.

(B)	Eligible Securities Depositories:

(i)	The Custodian may deposit and/or maintain assets of the Client that consist of Foreign Assets (as defined in Rule 17f-5 under the Investment Company Act of 1940) only in a Clearance System located outside of the United States of America that the Custodian has determined satisfies the requirements of Rule 17f-7(b)(1) as an Eligible Securities Depository, as defined therein. In such manner as the Custodian deems reasonable, the Custodian shall give the Client prompt notice of any material change known to the Custodian that would adversely effect the Custodian’s determination that a Clearance System is an Eligible Securities Depository.

(ii)	The Custodian shall provide the Client (or its duly-authorized investment manager or investment adviser) with an analysis (in form and substance as reasonably determined by the Custodian) of the custody risks associated with maintaining securities with each Eligible Securities Depository in accordance with Rule 17f-7(a)(1)(i)(A). The Custodian shall monitor such custody risks on a continuing basis and in such manner as the Custodian deems reasonable, shall promptly notify the Client (or is duly-authorized investment manager or investment adviser) of any adverse material changes in such risks in accordance with Rule 17f-7(a)(1)(i)(B).

(iii)	The Custodian agrees to exercise reasonable care, prudence and diligence in performing the duties set forth in this Amendment as the Custodian exercises in performing its other responsibilities under the Agreement.

(iv)	In performing its obligations under this Amendment, the Custodian may obtain information from sources the Custodian believes to be reliable, but the Custodian does not warrant its completeness or accuracy and has no duty to verify or confirm any such information. The Custodian is not obligated to make any determination regarding whether any Eligible Securities Depository provides reasonable care for Foreign Assets or to provide any information or evaluation comparing any Eligible Securities Depository to any other Clearance System or any existing or proposed standards for securities depositories.

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(v)	Upon the receipt of Instructions, as specified in the Agreement, the Custodian shall withdraw securities from any Clearance System to the extent and as soon as reasonably practicable; provided, however, the Custodian shall have no obligation to obtain, safekeep or provide any services in respect of any certificated or physical security in any jurisdiction where the Custodian does not offer or provide such services generally to customers within that jurisdiction.

(C)	Performance Liability:

In the event the Custodian breaches any provision of this Amendment, the Custodian will be responsible for any loss or damage suffered by the Client only to the same extent the Custodian is liable for losses resulting from any breach of the standard of care specified in the Agreement.

(D)	Termination:

(i)	The Client may terminate this delegation upon written notice to the Custodian.

(ii)	The Custodian may terminate its acceptance of this delegation in regard to acting as Foreign Custody Manager or its obligation to make the determination or provide the analysis and monitoring in regard to Eligible Securities Depositories upon ninety (90) days written notice to the Client.

(E)	Massachusetts Business Trust:

A copy of the Agreement and Declaration of Trust of each Client is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of each Client as Trustees and not individually and that the obligations of or arising out of this Agreement are not binding upon any of the Trustees, officers or shareholders any Client individually but are binding only upon the assets and property of the respective Client, or upon the assets belonging to the series or attributable to the class of the Client, for the benefit of which the Trustees have caused this Agreement to be executed.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the 17th day of January, 2012, by their respective officers thereunto duly authorized.

CITIBANK, N.A., NEW YORK OFFICE		EACH CLIENT LISTED IN SCHEDULE A, SEVERALLY, AS INDIVIDUAL AND SEPARATE CLIENTS, AND NOT JOINTLY

By:	/s/ Kevin Lui	By:	/s/ Arthur Liao

Name:	Kevin Lui	Name:	Arthur Liao

Title:	Director	Title:	Authorized Signatory

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